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                                                                       EXHIBIT 8

                         [ULMER & BERNE LLP LETTERHEAD]
                                 April 14, 1999




Maple Leaf Financial, Inc.                       GLB Bancorp, Inc.
10800 Kinsman Road                               7001 Center Street
Newbury, OH 44065-9744                           Mentor, OH 44060

                  Re: Tax Opinion - Agreement of Affiliation and Plan of Merger of November 24, 1998, amended as of December 29, 1998 by and between Maple Leaf Financial, Inc. and GLB Bancorp, Inc.

Ladies and Gentlemen:


         We have acted as counsel to Maple Leaf Financial, Inc., an Ohio for-profit corporation ("Maple Leaf"), in connection with the proposed acquisition by GLB Bancorp, Inc. ("GLB") of all of the stock and warrants outstanding of Maple Leaf (the "Acquisition") in the series of transactions which are collectively set out in the Agreement of Affiliation and Plan of Merger of November 24, 1998, amended as of December 29, 1998 (which such documents are hereinafter collectively referred to as the "Agreement") and are more fully described in the Proxy Statement (the "Proxy Statement"), including attachments thereto, reviewed by us this date and to be mailed to the shareholders of Maple Leaf on or about April 19, 1999 in connection with a special meeting of shareholders to be held on May 12, 1999 to consider and act upon the Acquisition. This opinion is rendered pursuant to Section 6.1(g) of the Agreement. All capitalized terms, unless otherwise specified, have the meanings assigned to them in the Proxy Statement.

         Our opinion is based upon the provisions of the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"); the applicable regulations promulgated or proposed by the Treasury Department thereunder; current positions of the Internal Revenue Service contained in officially published rulings and procedures; and existing judicial decisions, all of which are subject to change, modification or challenge at any time, and such other authorities as we have considered relevant. No assurance can be given that legislative or administrative changes or court decisions will not be forthcoming which would significantly modify the statements and opinions expressed herein.

         Our opinion is based upon our review and reliance on (a) the Agreement;
(b) the Proxy Statement; (c) the Form S-4 Registration Statement of GLB filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Form S-4"), and the proposed Amendment No. 1 thereto; (d) certain representations and covenants of Maple Leaf; (e) certain representations and covenants of GLB; and (f) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinions below.

         Our opinion is based upon the following assumptions: (a) there is a business purpose for the Acquisition; (b) all documents which have been given to us by Maple Leaf or GLB for our review conform or will conform to the original and final documents executed and delivered, and, except with respect to the December 29, 1998 amendment and/or as otherwise indicated herein, each such original and final document has not been and will not be subsequently amended or modified; (c) all signatures on such documents are genuine; (d) all such documents have been properly executed and delivered and each signatory was legally empowered to execute each and every document executed by that signatory;
(e) the Agreement will be consummated in

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accordance with its terms, as described in the Proxy Statement; (f) all requirements pursuant to state law to effect the merger of the transitory subsidiary with and into Maple Leaf will be satisfied; (g) the consideration for the Acquisition is deemed adequate, reasonable and approximately equal to the fair market value of the consideration exchanged therefor; (h) the consideration for the Acquisition reflects the result of arm's-length negotiations between unrelated parties, (i) all necessary pre- and post-conditions set forth in the Agreement have been or will be satisfied or waived; and (j) all shareholders of Maple Leaf are free to assert their dissenter's rights pursuant to Ohio law.

         Based upon and subject to the foregoing and other qualifications hereinafter set forth, the creation by GLB of a transitory subsidiary and the subsequent combination of that transitory subsidiary with and into Maple Leaf should constitute a merger of two domestic corporations under section 1701.78 of the Ohio Revised Code; however, since the consideration will be composed primarily of cash, the merger will not qualify as a tax-free reorganization pursuant to the Code. The transactions should result in a reverse subsidiary cash merger, with the existence of the transitory subsidiary disregarded for federal tax purposes. Further, so long as no election is made or deemed made under Code Section 338, under current federal tax law, the series of transactions should be collectively treated as a purchase by GLB of the stock and warrants outstanding of Maple Leaf for cash and stock. Following the consummation of the series of transactions, we understand that GLB will own all of the stock of Maple Leaf; the shareholders of Maple Leaf will receive stock of GLB and primarily cash in exchange for their stock in Maple Leaf; and the warrantholders of Maple Leaf will receive stock of GLB and primarily cash in exchange for their warrants. The shareholders of Maple Leaf will have such dissenter's rights as are authorized by Ohio law.

         As a consequence, for tax purposes, GLB will be treated as a purchaser of the stock and warrants outstanding of Maple Leaf; Maple Leaf will be treated as the target company; and the shareholders and warrantholders of Maple Leaf will be treated as sellers of their stock and warrants. So long as no election is made or deemed made under Code Section 338, the series of transactions described above resulting in the Acquisition, will, in our opinion, have the following income tax consequences for GLB, Maple Leaf, the Maple Leaf shareholders who "sell" their stock and the Maple Leaf warrantholders who "sell" their warrants:

         1. The Acquisition will be treated for federal income tax purposes as a taxable purchase by GLB of the stock and warrants of Maple Leaf from the Maple Leaf shareholders and warrantholders.

         2. Each Maple Leaf shareholder and warrantholder will recognize gain or loss as a result of the Acquisition, measured by the amount of cash and fair market value of the GLB common stock received less the basis in the Maple Leaf shares and warrants. This gain or loss will be capital gain or loss if the Maple Leaf shares or warrants were held by the holder thereof as a capital asset at the time of the Acquisition. Such capital gain or loss will constitute long-term capital gain or loss if the holding period of such shareholder or warrantholder for his or her Maple Leaf shares or warrants exceeds one year at the time of the Acquisition.

         3. Since the Acquisition will be treated for federal income tax purposes as a purchase and sale transaction between GLB as purchaser and the shareholders and warrantholders of Maple Leaf as sellers, neither Maple Leaf nor GLB will recognize gain or loss as a result of the Acquisition, despite their participation in the transaction under state merger law.

         4. Cash received by those Maple Leaf shareholders, if any, who exercise dissenter's rights will be treated as a distribution in redemption of the shares surrendered upon exercise of dissenter's rights, which may result in realization by the dissenting shareholders of capital gain or loss or ordinary income, depending upon each dissenting shareholder's particular situation.

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         Neither GLB nor Maple Leaf has requested, nor will either request, a ruling from the Internal Revenue Service with respect to any of the issues addressed above, and there is no assurance that favorable rulings would be issued if requested. This opinion represents only our best judgment and has no binding effect or official status of any kind.


         The foregoing opinion is limited to the matters specifically addressed herein, and no opinion is rendered except to the extent expressly stated herein. Except as set forth above, we express no opinion as to the tax consequences to any party, whether federal, state, local or foreign, of the Acquisition or of any transactions related to the Acquisition or contemplated by the Agreement. We express no opinion as to the accounting treatment of the Acquisition.


         This opinion is rendered as of the date hereof and changes in matters of fact or law could change the opinion expressed herein. We assume no responsibility or obligation to withdraw, update or revise this opinion or to notify any party if, at any time hereafter, there is a legal or factual change or if anything comes to our attention bearing upon the accuracy or completeness of any assumption which in any manner affects any aspect of this opinion.

         This opinion is being furnished to you solely in connection with the Acquisition for the benefit of Maple Leaf and GLB and may not be used or relied upon for any other purpose. Except for references to this opinion in the Proxy Statement and in the Form S-4, this opinion may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent.

         We hereby consent to the use of this opinion as an exhibit to GLB's Registration Statement on Form S- 4 (and any amendment thereto) and to the use of our Firm's name under the caption "Legal Matters" in the Prospectus/Proxy Statement included within the Form S-4 Registration Statement.

                                           Very truly yours,


                                           /s/ ULMER & BERNE LLP